Exhibit 99.1


PSB Announces 3rd Quarter Earnings of $.63 Per Share

Wausau, Wisconsin - October 24, 2003

Highlights

       circle Net income for the third quarter September 2003 was $1.235 million compared to $1.051 million in September 2002, an increase of 17.5 percent. Year to date net income was $3.516 million in 2003 compared to $3.033 million in 2002.

       circle Quarterly 2003 diluted earnings per share of $.74, up from $.63 in 2002.

       circle Quarterly 2003 return on assets of 1.26% compared to 1.17% in 2002.

       circle Quarterly 2003 return on stockholders' equity of 15.76% compared to 15.00% in 2002.

PSB Holdings, Inc. (OTCBB:PSBQ.OB), parent company of Peoples State Bank of Wausau, Wisconsin today reported third quarter September 2003 earnings of $.74 per share (basic earnings of $.75 per share) compared to $.63 per share during the third quarter of 2002. Net book value increased to $19.02 per share, compared to $16.83 at September 2002. A 2 for 1 stock split was effective November 19, 2002. All per share information has been updated to reflect the split. Financial performance is expressed in thousands, except per share data.

Peoples State Bank is headquartered in Wausau, Wisconsin with seven retail locations serving north central Wisconsin in Marathon, Lincoln, Oneida, and Vilas counties. In addition to traditional retail and commercial loan and deposit products, the Bank provides investments, commercial property and casualty insurance, retirement planning and long-term fixed rate residential mortgages.

Net income for the quarter ended September 30, 2003 was $1,235 compared to $1,057 in the second quarter of 2003 and $1,051 in September 2002. Operating results for the third quarter 2003 generated an annualized return on average assets (ROA) and return on average equity (ROE) of 1.26% and 15.76%, respectively. Comparable ratios for the same quarter in 2002 were ROA of 1.17% and ROE of 15.00%. Year to date ROA and ROE for 2003 are 1.25% and 15.40%, respectively. ROA and ROE were 1.18% and 15.07% during the nine months ended September 30, 2002, respectively.

Net Interest Income

Net interest income increased $50 from $3,256 for the quarter ended September 30, 2002 to $3,306 for the current quarter ended September 30, 2003 due to increased earning assets held, although margin on those assets has declined. Tax-adjusted net interest margin as a percent of average interest earning assets decreased from the year earlier quarter to 3.67% from 3.95%. Net interest margin for all of calendar year 2002 was 3.95%. The Company has
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experienced compressed interest rate margins as existing prime rate adjustable and other maturing term loans and securities are repriced at today's significantly lower rates. However, deposit costs are already near their floor and unable to fully recover decreasing earning asset yields. Compared to the year earlier quarter, earning assets yields have decreased 95 basis points from 6.68% at September 2002 to 5.73% at September 2003. However, the cost of liabilities declined only 73 basis points from 3.25% at September 2002 to 2.52% at September 2003.

The Company continues to seek net interest income growth by originating and funding assets with terms in line with proactive asset-liability management. The Company's balance sheet is "asset sensitive" and therefore margins would improve in a rising interest rate environment. Management expects the net interest margin to stabilize during the fourth quarter of 2003 as longer-term market interest rates rise on new earning assets to be originated during the quarter while some existing large fixed rate funding sources reprice to today's significantly lower short-term rates. The Company saw growth in total average loans of $38,757, or 15.5% over the comparable year-ago quarter. The majority of this growth came from additional owner-occupied commercial real estate loans. A significant amount of these new loans were originated by the Company's new Rhinelander, Wisconsin branch location which opened during August 2002. Total assets increased to $397,018 at September 30, 2003 compared to $360,305 at September 30, 2002.

Service Fee and Noninterest Income

Noninterest Income grew $302 in the third quarter 2003 to $1,143 compared to $841 in 2002. Virtually all of this growth ($328) was from an increase of income from the sale of long-term fixed rate mortgage loans, net of servicing right amortization and provision for impairment. The majority of loans sold to outside investors continue to be serviced by the Bank directly with the customer. Gain on sale and servicing of such loans during the quarter was $655 in September 2003 compared to $327 during September 2002. For the nine months ended September 30, gain on sale and servicing fixed rate mortgages was $1,499 and $678 in 2003 and 2002, respectively. During June 2003, additional expense from a change in accounting estimate related to accounting for mortgage servicing rights of $236 was recorded which reduced second quarter diluted earnings by approximately $.09 per share. The Company serviced $148,738 of mortgage principal for other investors at September 30, 2003 compared to $64,780 at September 30, 2002.

Through September 30, 2003, the gain on sale and servicing of loans is more than double the prior year's activity through September 30, 2002, and has substantially enhanced income as interest margins declined during 2003. Management does not expect the current level of mortgage refinancing income to continue during the fourth quarter 2003. The Company intends to replace this fee income with ongoing servicing fees of the existing mortgage portfolio and additional investment and insurance sales income. During 2003, the Bank increased the number of commissioned investment sales professionals on staff. Investment and insurance sales commissions were $303 during the nine months ended September 2003 compared to $189 in the same period ended September 2002.

On September 1, 2003, the Company announced formation of Peoples Insurance Services LLC, a commercial property and casualty insurance agency and brokerage. Mr. Jeff Cole has been named President of Peoples Insurance Services. President David K. Kopperud said "Jeff brings a wealth of
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relationships and technical expertise that gives us a competitive advantage in our markets. We are excited about the future of this new product for our commercial customers and the additional fee income it brings to the Company."

Operating Expenses

Noninterest operating expenses increased $238 to $2,335 in September 2003 compared to $2,097 during September 2002, an increase of 11.3%. Increases in employee salaries and benefits totaled $188 during the quarter, as bank employees were granted inflationary and merit increases effective January 1, 2003 averaging 6.1%. In addition, the Company hired additional lenders in our Rhinelander market and investment and insurance sales representatives during 2003 that have had a significant impact. Operating expenses as a percent of average assets increased slightly to 2.38% during the third quarter September 2003 compared to 2.34% during September 2002. Year to date, additional operating costs have been offset by increased revenue, as the expense efficiency ratio improved to 52.11% for the nine months ended September 2003 compared to 52.30% in the prior year.

Market Expansion

In addition to formation of Peoples Insurance Services LLC mentioned previously, the Company continues work on construction of a new bank and financial services office and administrative headquarters located on property adjacent to the existing Wausau, Wisconsin main office location. Construction of the 32,000 square foot office and drive-through canopy began in August with completion anticipated by the end of the second quarter 2004. The existing Wausau main office which has been used since the Bank opened in 1962 and as most recently expanded during 1992 will be razed. Building project costs including necessary furniture, fixtures, and equipment are estimated to be $4.4 million. Annual depreciation expense after this investment in fixed assets and equipment is estimated to increase $165 ($100 after income tax benefits). President David Kopperud commented "The project continues on schedule and within budget. As the project takes shape both our employees and friends in our community are sharing in the excitement of our future growth and service capability."

Credit Quality and Capitalization

The Company ceases to accrue interest on loans which are 90 days past due and considers them nonperforming loans until the borrower has made up any late payments and is able to continue required payments in the future.
Nonperforming loans also include restructured loans until 6 consecutive monthly payments are received under the new loan terms. The Company continues to aggressively manage past due customers and lowered the level of nonperforming loans to gross loans from 1.74% at September 2002 to 1.09% at September 2003. The Company also tracks delinquencies on a contractual basis quarter to quarter. Loans contractually delinquent 30 days or more as a percentage of gross loans were 1.02% at September 2003 compared to .87% at December 2002 and 1.24% at September 2002. The allowance for loan losses was 1.23% of gross loans at September 2003 compared to 1.33% at September 2002. Management reviews the activity in identified problem loans weekly and recognizes adequate and reasonable loan loss reserves as required.

Average tangible stockholder's equity was 7.70% during the quarter ended September 2003 compared to 7.61% in the prior year quarter. Management
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believes the Company to be well capitalized at September 30, 2003 and to remain well capitalized during the remainder of 2003 based on planned asset growth. During the quarter ended September 30, 2003, the Company completed its annual buyback program of purchasing up to 1% of outstanding shares by repurchasing an additional 400 shares at an average price of $34.00 per share. For all of 2003, 16,700 shares were repurchased at an average price of $33.10 per share. For the remainder of 2003, management anticipates retaining capital to support asset growth while continuing a cash dividend to shareholders.

Effective with the $.30 dividend declared June 17, 2003, the Company intends to equalize the amounts of the semi-annual cash dividends. Accordingly, under the dividend policy, the Company expects that the dividend to be paid in January, 2004 may be less than the January 2003 dividend, but that the total dividends to be paid in July 2003 and January 2004 will exceed the $.565 per share total dividends paid in July 2002 and January 2003. The Company also reaffirmed its goal of increasing its shareholder dividend on an annual basis subject to operating results and financial condition of the Company.

Forward Looking Statements

Certain matters discussed in this news release, including those relating to the growth of the Company and future interest rates, are forward-looking statements and are made pursuant to the safe harbor provisions of the Securities Reform Act of 1995. Such statements involve risks and uncertainties which may cause results to differ materially from those set forth in this release. Among other things, these risks and uncertainties include the strength of the economy, the effects of government policies, including, in particular, interest rate policies, and other risks and assumptions described under "Cautionary Statement Regarding Forward Looking Information" in Item 1 of the company's Form 10-K for the year ended December 31, 2002. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

                         (tables follow)
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
PSB HOLDINGS, INC.                                                  (Unaudited)               (Audited)
FINANCIAL HIGHLIGHTS                                  Three months ended  Nine months ended   Calendar
(dollars in thousands,                                   September 30,       September 30,      Year
except per share data)                                2003       2002      2003      2002       2002

EARNINGS
Net income                                          $1,235     $1,051    $3,516    $3,033     $4,365
Diluted earnings per share                            0.74       0.63      2.10      1.81       2.60
Net book value per share                             19.02      16.83     19.02     16.83      17.59

PERIOD END BALANCE SHEET

Gross loans receivable                            $301,347   $255,680  $301,347  $255,680   $259,173
Total assets                                       397,018    360,305   397,018   360,305    371,468
Deposits                                           310,105    288,592   310,105   288,592    297,831
Borrowings                                          53,483     41,514    53,483    41,514     41,302

KEY EARNINGS RATIOS (ANNUALIZED AND TAX ADJUSTED)

Return on average assets                              1.26%      1.17%     1.25%     1.18%      1.25%
Return on stockholders' equity                       15.76%     15.00%    15.40%    15.07%     15.97%
Net interest margin                                   3.67%      3.95%     3.79%     3.97%      3.95%
Efficiency ratio                                     50.94%     49.52%    52.11%    52.30%     50.68%

CREDIT QUALITY AND CAPITALIZATION

Allowance for loan losses
   to gross loans                                     1.23%      1.33%     1.23%     1.33%      1.22%
Net loans charge-offs to
   average loans                                      0.02%      0.12%     0.06%     0.15%      0.37%
Average tangible stockholders'
   equity to average assets                           7.70%      7.61%     7.79%     7.65%      7.66%

SHARE PRICE INFORMATION

High                                                $34.24     $21.05    $34.24    $21.05     $25.00
Low                                                  33.00      19.18     23.75     16.63      16.63
Market value at period end                           33.50      20.58     33.50     20.58      25.00
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
PSB HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF INCOME
                                                        Three Months Ended  Nine Months Ended
(dollars in thousands,                                      September 30,    September 30,
except per share data - unaudited)                         2003     2002    2003     2002
Interest income:
   Interest and fees on loans                           $4,594  $4,627  $13,466  $13,466
   Interest on securities:
      Taxable                                              359     665    1,475    2,033
      Tax-exempt                                           232     223      676      674
   Other interest and dividends                             56      86      175      203
         Total interest income                           5,241   5,601   15,792   16,376

Interest expense:
   Deposits                                              1,368   1,733    4,312    5,195
   FHLB advances                                           506     577    1,520    1,712
   Other borrowings                                         61      35      154      115
         Total interest expense                          1,935   2,345    5,986    7,022

Net interest income                                      3,306   3,256    9,806    9,354
Provision for loan losses                                  240     450      705      810
Net interest income after provision for loan losses      3,066   2,806    9,101    8,544

Noninterest income:
   Service fees                                            323     334      951      890
   Gain on sale of loans                                   718     310    1,871      642
   Mortgage loan servicing, net                            (63)     17     (372)      36
   Investment and insurance sales commissions              115      93      303      189
   Net loss on sale of securities                          (19)      -      (19)       -
   Other noninterest income                                 69      87      257      251
         Total noninterest income                        1,143     841    2,991    2,008

Noninterest expense:
   Salaries and employee benefits                        1,508   1,320    4,343    3,735
   Occupancy                                               286     267      859      832
   Data processing and other office operations             131     153      418      413
   Advertising and promotion                                45      63      133      254
   Other noninterest expenses                              365     294    1,119      921
        Total noninterest expense                        2,335   2,097    6,872    6,155

Income before provision for income taxes                 1,874   1,550    5,220    4,397
Provision for income taxes                                 639     499    1,704    1,364

Net income                                              $1,235  $1,051   $3,516   $3,033
Basic earnings per share                               $  0.75  $ 0.63  $  2.12  $  1.81
Diluted earnings per share                             $  0.74  $ 0.63  $  2.10  $  1.81

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
PSB HOLDINGS, INC.
CONSOLIDATED BALANCE SHEETS
(September 30, 2003 unaudited,  December 31, 2002 derived from audited financial statements)
                                                                  SEPT. 30,    December 31,
(dollars in thousands, except per share data)                       2003          2002
ASSETS
Cash and due from banks                                           $12,377     $15,890
Interest-bearing deposits and money market funds                    4,669       5,490
Federal funds sold                                                      -         172
Cash and cash equivalents                                          17,046      21,552

Securities available for sale (at fair value)                      69,988      81,056
Federal Home Loan Bank stock (at cost)                              2,402       2,264
Loans held for sale                                                   179         949
Loans receivable, net of allowance for loan losses of $3,692
   and $3,158, respectively                                       297,655     256,015
Accrued interest receivable                                         1,700       1,732
Foreclosed assets, net                                                183         573
Premises and equipment                                               6,481      6,158
Mortgage servicing rights, net                                         749        697
Other assets                                                           635        472
TOTAL ASSETS                                                      $397,018   $371,468

LIABILITIES
Non-interest-bearing deposits                                     $ 46,700   $ 45,458
Interest-bearing deposits                                          263,405    252,373
   Total deposits                                                  310,105    297,831

Federal Home Loan Bank advances                                     43,000     38,000
Other borrowings                                                    10,483      3,302
Accrued expenses and other liabilities                               2,030      3,033
   Total liabilities                                               365,618    342,166

STOCKHOLDERS' EQUITY
Common stock - no par value with a stated value of $1 per share:
   Authorized - 3,000,000 shares
   Issued - 1,804,850 shares                                         1,805      1,805
Additional paid-in capital                                           7,150      7,150
Retained earnings                                                   24,627     21,607
Unrealized gain on securities available for sale, net of tax           891      1,306
Treasury stock, at cost - 153,781 and 138,748 shares, respectively  (3,073)    (2,566)
   Total stockholders' equity                                       31,400     29,302

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                        $397,018   $371,468
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